Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Keishi High, Investor Relations Officer
817-367-4640
Keishi.High@OmniAmerican.com

OmniAmerican Bancorp, Inc. Reports
Second Quarter 2013 Earnings,
Including 9% Loan Growth

Fort Worth, Texas — August 2, 2013 - OmniAmerican Bancorp, Inc. (NASDAQ: OABC), the holding company for OmniAmerican Bank, today announced earnings for the three and six month periods ended June 30, 2013. The financial information contained herein at and for the three and six month periods ended June 30, 2013 is unaudited.

Second Quarter 2013 Highlights

•
Loans, net of the allowance for loan losses and deferred fees and discounts increased $65.7 million, or 8.9 percent to $801.0 million at June 30, 2013 from $735.3 million at December 31, 2012. This increase includes a $34.3 million increase in commercial loans and a $33.2 million increase in consumer loans, partially offset by a $2.9 million decrease in residential real estate loans. The majority of the residential real estate loans that we originate are currently being sold in the secondary market.

•
OABC generated net income for the second quarter of 2013 of $674,000. This is a decrease of $766,000, or 53.2 percent, from the net income for the second quarter of 2012 of $1.4 million. On a per-share basis, second quarter 2013 earnings were $0.06 per basic and diluted share, a decrease of $0.08, or 57.1 percent, compared to $0.14 per basic and diluted share reported in the second quarter of 2012.

•
The primary contributors to the decrease in net income for the quarter ended June 30, 2013 compared to the quarter ended June 30, 2012 were a $1.1 million increase in the provision for loan losses and a $467,000 decrease in net interest income. The increase in the provision for loan losses was primarily due to an increase in total loans receivable and a $363,000 increase in net charge-offs. The decrease in net interest income was primarily attributable to a decrease in the average yield on interest-earning assets. These decreases in net income were partially offset by increases due to a $420,000 decrease in noninterest expense and a $338,000 decrease in income tax expense. The decrease in noninterest expense was primarily due to a $470,000 decrease in net losses on write-downs of other real estate owned.

•
Total assets for OABC increased $58.4 million, or 4.6 percent, to $1.32 billion at June 30, 2013 from $1.26 billion at December 31, 2012, primarily due to a $65.7 million increase in loans, net of the allowance for loan losses and deferred fees and discounts, and a $10.7 million increase in bank-owned life insurance, partially offset by a $8.4 million decrease in loans held for sale and a $7.5 million decrease in securities classified as available for sale.

“OmniAmerican’s loan growth during the second quarter of 2013 was extremely strong, which is a result of our emphasis on generating commercial loans and our robust auto lending activity,” said Tim Carter, president and CEO of OmniAmerican Bank. “We improved our net interest margin by increasing commercial loan balances and reducing our cost of funds during the quarter; however, our profitability was negatively impacted by the increased loan loss reserve associated with loan growth this period.”

Financial Condition as of June 30, 2013 Compared with December 31, 2012

Total assets increased $58.4 million, or 4.6 percent, to $1.32 billion at June 30, 2013 from $1.26 billion at December 31, 2012, primarily due to a $65.7 million increase in loans, net of the allowance for loan losses and deferred fees and discounts, and a $10.7 million increase in bank-owned life insurance, partially offset by a $8.4 million decrease in loans held for sale and a $7.5 million decrease in securities available for sale.

Cash and cash equivalents decreased $2.5 million, or 10.1 percent, to $21.4 million at June 30, 2013 from $23.9 million at December 31, 2012, primarily due to $230.1 million in cash used to originate loans, $110.2 million in cash used to purchase investment securities available for sale, $86.7 million in cash used to repay Federal Home Loan Bank advances, $11.0 million in cash used to repay overnight borrowings, $10.0 million in cash used to purchase bank-owned life insurance, and $6.0 million in cash used to repay repurchase agreements during the six months ended June 30, 2013. These decreases were partially offset by increases due to $160.0 million in cash received from Federal Home Loan Bank advances, $130.2 million in cash received from loan principal repayments, $60.3 million in proceeds from principal repayments and maturities of securities, $46.2 million in proceeds from the sales of securities available for sale, and $43.9 million in proceeds from the sales of loans.

Loans held for sale decreased $8.4 million, or 95.6 percent to $385,000 at June 30, 2013 from $8.8 million at December 31, 2012, primarily due to sales of loans held for sale of $42.9 million, partially offset by originations of loans held for sale of $34.5 million.

Securities classified as available for sale decreased $7.5 million, or 2.0 percent, to $376.4 million at June 30, 2013 from $383.9 million at December 31, 2012. The decrease in securities classified as available for sale is primarily attributable to decreases due to principal repayments and maturities of $60.3 million, the sales of securities available for sale of $44.5 million, a decrease in unrealized gains of $11.1 million, and the amortization of net premiums on investments of $1.8 million, partially offset by purchases of securities available for sale of $110.2 million during the six months ended June 30, 2013.

Loans, net of the allowance for loan losses and deferred fees and discounts, increased $65.7 million, or 8.9 percent, to $801.0 million at June 30, 2013 from $735.3 million at December 31, 2012. The increase in loans included an $33.9 million increase in automobile loans, a $23.7 million increase in commercial business loans, a $7.3 million increase in real estate construction loans, and a $3.4 million increase in commercial real estate loans, partially offset by a $2.3 million decrease in one- to four-family residential real estate loans.

Bank-owned life insurance increased $10.7 million, or 33.2 percent, to $42.9 million at June 30, 2013 from $32.2 million at December 31, 2012, primarily due to the purchase of an additional $10.0 million of life insurance policies on certain key employees during the six months ended June 30, 2013.

Deposits increased $2.0 million, or 0.2 percent, to $818.3 million at June 30, 2013 from $816.3 million at December 31, 2012. The increase was primarily due to increases in noninterest-bearing demand deposits of $10.8 million, interest-bearing demand deposits of $5.4 million, and savings deposits of $688,000, partially offset by decreases in certificates of deposit of $9.8 million and money market deposits of $5.1 million. The increase in demand deposits was primarily due to the deepening of commercial banking relationships which has led to growth in commercial loans and deposits. The decrease in certificates of deposit was primarily due to certificates of deposit that matured and were not renewed.

Federal Home Loan Bank advances increased $73.3 million, or 35.4 percent, to $280.3 million at June 30, 2013 from $207.0 million at December 31, 2012. The increase in Federal Home Loan Bank advances was attributable to advances of $160.0 million, partially offset by scheduled maturities of $86.7 million during the six months ended June 30, 2013. Other borrowings decreased $17.0 million, or 89.5 percent, to $2.0 million at June 30, 2013 from $19.0 million at December 31, 2012, primarily due to an $11.0 million repayment of overnight borrowings and the maturity and repayment of repurchase agreements totaling $6.0 million that occurred in January 2013.

Stockholders’ equity decreased $3.2 million, or 1.6 percent, to $202.4 million at June 30, 2013 from $205.6 million at December 31, 2012. The decrease in stockholders’ equity was primarily due to other comprehensive losses resulting from a decrease in unrealized gains on available for sale securities of $11.1 million ($7.3 million after tax). This decrease was partially offset by increases due to net income of $2.6 million, share-based compensation expense of $894,000, and ESOP compensation expense of $461,000 during the six months ended June 30, 2013.

Asset Quality as of June 30, 2013 Compared with December 31, 2012

Non-performing assets increased $552,000, or 4.2 percent, to $13.6 million, or 1.03 percent of total assets, as of June 30, 2013, from $13.0 million, or 1.04 percent of total assets, as of December 31, 2012, primarily due to an increase of $1.2 million in loans on nonaccrual status, partially offset by a decrease of $542,000 in other real estate owned. The decrease in other real estate owned resulted primarily from sales of other real estate owned properties totaling $704,000 during the six months ended June 30, 2013.

Operating Results for the Three Months Ended June 30, 2013 Compared with the Three Months Ended June 30, 2012

Net income decreased $766,000, or 53.2 percent, to $674,000, or $0.06 per diluted share, for the quarter ended June 30, 2013 from $1.4 million, or $0.14 per diluted share, for the quarter ended June 30, 2012.

Net interest income decreased $467,000, or 4.7 percent, to $9.4 million for the quarter ended June 30, 2013 from $9.9 million for the quarter ended June 30, 2012, primarily due to a decrease in the average yield on interest-earning assets. Total interest income decreased $1.5 million, or 11.9 percent, to $11.4 million for the quarter ended June 30, 2013 from $12.9 million for the quarter ended June 30, 2012, primarily due to a 25 basis point decrease in the average yield on interest-earning assets and a 6.2 percent decrease in the average balance of interest-earning assets. Total interest expense decreased $1.0 million, or 35.4 percent, to $2.0 million for the three months ended June 30, 2013 from $3.0 million for the three months ended June 30, 2012, primarily due to a 8.0 percent decrease in the average balance of interest-bearing liabilities and a 32 basis point decrease in the average rate paid on interest-bearing liabilities.

We recorded a provision for loan losses of $1.1 million for the quarter ended June 30, 2013, while no provision for loan losses was recorded for the quarter ended June 30, 2012. The provision for loan losses is charged to operations to bring the allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the loan portfolio. The provision for loan losses increased due in part to an increase in the loan portfolio. Total loans receivable increased $51.9 million, or 6.9 percent, to $803.7 million at June 30, 2013 from $751.8 million at June 30, 2012. The allowance for loan losses to total loans receivable ratio decreased to 0.88 percent at June 30, 2013 from 0.95 percent at June 30, 2012. Net charge-offs increased $363,000, to $940,000, or 0.49 percent of average loans outstanding (annualized), for the three months ended June 30, 2013 from $577,000, or 0.31 percent of average loans outstanding (annualized), for the three months ended June 30, 2012.

Noninterest income increased $43,000, or 1.3 percent, to $3.4 million for the quarter ended June 30, 2013 from $3.3 million for the quarter ended June 30, 2012, primarily due to an increase in service charges and other fees of $262,000, offset by a decrease in net gains on sales of loans of $265,000. The increase in service charges and other fees is primarily attributable to a $273,000 decrease in mortgage servicing rights impairment recorded in the quarter ended June 30, 2013 when compared to the quarter ended June 30, 2012. The decrease in net gains on sales of loans resulted primarily from decreased sales of mortgage loans as mortgage interest rates began to rise during the quarter ended June 30, 2013.

Noninterest expense decreased $420,000, or 3.8 percent, to $10.7 million for the quarter ended June 30, 2013 from $11.1 million for the quarter ended June 30, 2012, primarily due to a $470,000 decrease in the net loss on write-down of other real estate owned. The decrease in the net loss on write-down of other real estate owned expense resulted primarily from five properties that were written down for a total of $492,000 during the quarter ended June 30, 2012, while two of our other real estate owned properties were written down for a total of $22,000 during the quarter ended June 30, 2013.

Operating Results for the Six Months Ended June 30, 2013 Compared with the Six Months Ended June 30, 2012

Net income increased $364,000, or 16.2 percent, to $2.6 million, or $0.25 per diluted share, for the six months ended June 30, 2013 from $2.2 million, or $0.22 per diluted share, for the six months ended June 30, 2012.

Net interest income decreased $1.5 million, or 7.4 percent, to $18.4 million for the six months ended June 30, 2013 from $19.9 million for the six months ended June 30, 2012, primarily due to a decrease in the average yield on interest-earning assets, partially offset by decreases in the average balances and the average rates on interest-bearing liabilities. Total interest income decreased $3.6 million, or 13.6 percent, to $22.4 million for the six months ended June 30, 2013 from $26.0 million for the six months ended June 30, 2012, primarily due to a 30 basis point decrease in the average yield on interest-earning assets and a 6.9 percent decrease in the average balance of interest-earning assets. Total interest expense decreased $2.1 million, or 33.9 percent, to $4.0 million for the six months ended June 30, 2013 from $6.1 million for the six months ended June 30, 2012, primarily due to a 8.4 percent decrease in the average balance of interest-bearing liabilities and a 31 basis point decrease in the average rate paid on interest-bearing liabilities.

The provision for loan losses increased $200,000, or 14.3 percent, to $1.6 million for the six months ended June 30, 2013 from $1.4 million for the six months ended June 30, 2012. The provision for loan losses is charged to operations to bring the allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the loan portfolio. The provision for loan losses increased due in part to an increase in the loan portfolio. Total loans receivable increased $51.9 million, or 6.9 percent, to $803.7 million at June 30, 2013 from $751.8 million at June 30, 2012. The allowance for loan losses to total loans receivable ratio decreased to 0.88 percent at June 30, 2013 from 0.95 percent at June 30, 2012. Net charge-offs decreased $734,000, to $1.4 million, or 0.37 percent of average loans outstanding (annualized), for the six months ended June 30, 2013 from $2.2 million, or 0.60 percent of average loans outstanding (annualized), for the six months ended June 30, 2012.

Noninterest income increased $2.4 million, or 35.5 percent, to $9.2 million for the six months ended June 30, 2013 from $6.8 million for the six months ended June 30, 2012, primarily due to increases in gains on sales of securities available for sale of $1.6 million, gains on sales of premises and equipment of $343,000, and gains on sales of loans of $202,000. The increase in gains on sales of investment securities is attributable to sales of $44.5 million of investment securities for a gain of $1.7 million in the six months ended June 30, 2013, while $26.5 million of investment securities were sold for a gain of $98,000 during the six months ended June 30, 2012. The increase in gains on sales of premises and equipment resulted primarily from a $344,000 gain recognized on the sale of land adjacent to one of our branch locations during the six months ended June 30, 2013. The increase in gains on sales of loans resulted primarily from a larger volume of mortgage loans sold in the six months ended June 30, 2013 compared to the six months ended June 30, 2012 as the Company began selling a portion of its fixed-rate one- to four-family residential real estate loans with terms of 15 to 25 years during the second half of 2012 in addition to loans with terms greater than 25 years.

Noninterest expense remained relatively stable at $22.0 million for both the six month periods ended June 30, 2013 and June 30, 2012. Increases in salaries and benefits expense of $630,000 and professional and outside services expense of $184,000 were offset by decreases in the net loss on write-down of other real estate owned of $710,000 and real estate owned expense of $123,000. The increase in salaries and benefits expense was due primarily to a $288,000 increase in salaries expense primarily due to annual salary increases implemented at the beginning of 2013 and $124,000 in severance payments, a $269,000 increase in health insurance expense due to unfavorable medical claims experience, and a $121,000 increase in equity incentive plan expenses. The increase in professional and outside services expense resulted primarily from a $162,000 increase in equity compensation expense attributable to our outside directors. The decrease in the net loss on write-down of other real estate owned expense resulted primarily from seven properties that were written down for a total of $732,000 during the six months ended June 30, 2012, while two of our other real estate owned properties were written down for a total of $22,000 during the six months ended June 30, 2013. The decrease in real estate owned expense was primarily due to lower maintenance and property tax expenses and higher income earned on the operations of other real estate properties during the six months ended June 30, 2013 compared to the six months ended June 30, 2012.

About OmniAmerican Bancorp, Inc.
OmniAmerican Bancorp, Inc. is traded on the NASDAQ Global Select Market under the symbol “OABC” and is the holding company for OmniAmerican Bank, a full-service financial institution headquartered in Fort Worth, Texas. OmniAmerican Bank operates 15 full-service branches in the Dallas/Fort Worth Metroplex and offers a full array of consumer products and services as well as business/commercial services, mortgages and retirement planning. Founded over 50 years ago, OmniAmerican Bank had $1.32 billion in assets at June 30, 2013 and is proud to provide the highest level of personal service. Additional information is available at www.OmniAmerican.com.

Cautionary Statement About Forward-Looking Information
This news release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “may,” and words of similar meaning. These forward-looking statements include, but are not limited to, statements of our goals, intentions, and expectations; statements regarding our business plans, prospects, growth, and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate acquired entities, if any; changes in consumer spending, borrowing, and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission, and the Public Company Accounting Oversight Board; inability of borrowers and/or third-party providers to perform their obligations to us; the effect of developments in the secondary market affecting our loan pricing; changes in our organization, compensation, and benefit plans; changes in our financial condition or results of operations that reduce capital available to pay dividends; changes in the financial condition or future prospects of issuers of securities that we own; changes resulting from intense compliance and regulatory costs associated with the Dodd-Frank Wall Street Reform and Consumer Protection Act; and changes in our regulatory capital resulting from compliance with the final Basel III capital rules.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands, except per share data)

	June 30,	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$21,435	$23,853
Investments:
Securities available for sale at fair value	376,413	383,909
Other	14,389	12,867
Loans held for sale	385	8,829

Loans, net of deferred fees and discounts	808,099	742,171
Less allowance for loan losses	(7,082)	(6,900)
Loans, net	801,017	735,271
Premises and equipment, net	42,117	43,126
Bank-owned life insurance	42,866	32,183
Other real estate owned	4,227	4,769
Mortgage servicing rights	1,315	1,009
Deferred tax asset, net	4,772	1,039
Accrued interest receivable	3,374	3,340
Other assets	3,392	7,154
Total assets	$1,315,702	$1,257,349

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$58,121	$47,331
Interest-bearing	760,191	768,971
Total deposits	818,312	816,302

Federal Home Loan Bank advances	280,333	207,000
Other secured borrowings	2,000	19,000
Accrued expenses and other liabilities	12,692	9,469
Total liabilities	1,113,337	1,051,771

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized; 11,452,552 shares issued and outstanding at June 30, 2013 and 11,444,800 shares issued and outstanding at December 31, 2012	114	114
Additional paid-in capital	107,977	106,684
Unallocated Employee Stock Ownership Plan (“ESOP”) shares	(8,189)	(8,379)
Retained earnings	104,484	101,877
Accumulated other comprehensive (loss) income	(2,021)	5,282
Total stockholders’ equity	202,365	205,578
Total liabilities and stockholders’ equity	$1,315,702	$1,257,349

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Interest income:
Loans, including fees	$9,265	$9,713	$18,166	$19,386
Securities — taxable	2,115	3,206	4,278	6,589
Securities — nontaxable	1	—	1	—
Total interest income	11,381	12,919	22,445	25,975
Interest expense:
Deposits	1,390	1,579	2,847	3,251
Borrowed funds	563	1,445	1,186	2,850
Total interest expense	1,953	3,024	4,033	6,101
Net interest income	9,428	9,895	18,412	19,874
Provision for loan losses	1,100	—	1,600	1,400
Net interest income after provision for loan losses	8,328	9,895	16,812	18,474
Noninterest income:
Service charges and other fees	2,228	1,966	4,446	4,278
Net gains on sales of loans	236	501	1,022	820
Net gains on sales of securities available for sale	—	98	1,701	98
Net gains on sales of premises and equipment	—	1	344	1
Net gains (losses) on sales of repossessed assets	27	(68)	(3)	26
Commissions	297	336	605	739
Increase in cash surrender value of bank-owned life insurance	367	318	683	537
Other income	228	188	447	325
Total noninterest income	3,383	3,340	9,245	6,824
Noninterest expense:
Salaries and benefits	6,040	6,040	12,797	12,167
Software and equipment maintenance	696	598	1,306	1,218
Depreciation of furniture, software and equipment	415	444	828	889
FDIC insurance	139	213	329	424
Net loss on write-down of other real estate owned	22	492	22	732
Real estate owned (income) expense	(15)	58	(35)	88
Service fees	126	108	240	237
Communications costs	249	271	473	539
Other operations expense	805	819	1,566	1,563
Occupancy	945	936	1,925	1,914
Professional and outside services	1,002	960	2,040	1,856
Loan servicing	121	87	232	161
Marketing	158	97	308	218
Total noninterest expense	10,703	11,123	22,031	22,006
Income before income tax expense	1,008	2,112	4,026	3,292
Income tax expense	334	672	1,419	1,049
Net income	$674	$1,440	$2,607	$2,243

Earnings per share:
Basic	$0.06	$0.14	$0.25	$0.22
Diluted	$0.06	$0.14	$0.25	$0.22

OmniAmerican Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Ratios and Other Data (Unaudited)
(Dollars in thousands, except per share data)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Share Data:
Total shares outstanding at period end	11,452,552	11,443,704	11,444,800	11,435,300	11,277,134
Weighted average shares outstanding — Basic	10,376,689	10,358,984	10,349,386	10,338,792	10,327,370
Weighted average shares outstanding — Diluted	10,525,558	10,530,373	10,467,533	10,420,382	10,388,720
Basic earnings per share	$0.06	$0.19	$0.11	$0.22	$0.14
Diluted earnings per share	$0.06	$0.18	$0.11	$0.22	$0.14
Book value per share	$17.67	$18.01	$17.96	$17.91	$17.91

Performance Ratios:
Return on average assets (1)	0.21%	0.61%	0.36%	0.70%	0.42%
Return on average equity (1)	1.30%	3.75%	2.25%	4.50%	2.85%
Noninterest expense to average total assets (1)	3.32%	3.59%	3.69%	3.25%	3.27%
Efficiency ratio (2)	83.55%	76.30%	86.35%	72.90%	84.04%

Selected Balance Sheet Data:
Equity to total assets	15.38%	16.14%	16.35%	15.97%	15.02%

Capital Ratios:(3)
Total capital (to risk-weighted assets)	23.88%	25.22%	25.47%	25.46%	24.35%
Tier I capital (to risk-weighted assets)	23.03%	24.32%	24.56%	24.49%	23.41%
Tier I capital (to total assets)	15.29%	15.64%	15.67%	15.20%	14.22%

Asset Quality Ratios:
Non-performing assets to total assets	1.03%	1.04%	1.04%	1.11%	1.17%
Non-performing loans to total loans	1.12%	1.13%	1.06%	1.14%	1.18%
Allowance for loan losses to non-performing loans	78.41%	82.49%	87.81%	87.45%	80.65%
Allowance for loan losses to total loans	0.88%	0.93%	0.93%	1.00%	0.95%
Net charge-offs to average loans outstanding (1)	0.49%	0.26%	0.22%	0.21%	0.31%

_______________________
(1) Annualized.
(2) The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
(3) Without giving effect to the final Basel III capital rules that apply to reporting periods beginning after January 1, 2015.

OmniAmerican Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Ratios and Other Data (Unaudited)
(Dollars in thousands, except per share data)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Average Balances:
Loans	$771,460	$746,674	$743,417	$751,068	$733,042
Securities	391,626	391,258	390,761	439,636	507,390
Other interest-earning assets	15,810	17,523	32,323	20,226	16,662
Total interest-earning assets	$1,178,896	$1,155,455	$1,166,501	$1,210,930	$1,257,094
Deposits:
Interest-bearing demand	$142,766	$137,507	$134,784	$134,473	$135,294
Savings and money market	332,483	332,490	334,297	332,969	337,317
Certificates of deposit	288,778	293,204	295,271	296,217	303,554
FHLB advances and other borrowings	254,437	233,331	244,927	293,700	330,438
Total interest-bearing liabilities	$1,018,464	$996,532	$1,009,279	$1,057,359	$1,106,603

Yields/Rates (1):
Loans	4.80%	4.77%	4.96%	5.19%	5.30%
Securities	2.14%	2.19%	2.36%	2.47%	2.51%
Other interest-earning assets	0.43%	0.50%	0.41%	0.47%	0.60%
Total interest earning assets	3.86%	3.83%	3.96%	4.13%	4.11%
Deposits:
Interest-bearing demand	0.07%	0.09%	0.09%	0.09%	0.09%
Savings and money market	0.17%	0.18%	0.19%	0.19%	0.19%
Certificates of deposit	1.69%	1.74%	1.78%	1.82%	1.83%
FHLB advances and other borrowings	0.89%	1.07%	1.20%	1.34%	1.75%
Total interest-bearing liabilities	0.77%	0.83%	0.88%	0.95%	1.09%

Other Data:
Interest rate spread (2)	3.09%	3.00%	3.08%	3.18%	3.02%
Net interest margin (3)	3.20%	3.11%	3.20%	3.30%	3.15%

_______________________
(1) Annualized.
(2) The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the period.
(3) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.